UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2012

ALSERES PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

239 South Street, Hopkinton, Massachusetts		01748
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On January 19, 2012 the Company entered into an Option Agreement with Navidea Biopharmaceuticals, Inc. (NYSE:Amex – NAVB) to license [123I]-E-IAFCT Injection (also referred to as Altropane®), an Iodine-123 radiolabeled imaging agent, being developed as an aid in the diagnosis of Parkinson’s disease and movement disorders. The option agreement provides Navidea with a 6 month period during which it has exclusive rights to license the asset and complete further diligence and the definitive license for [123I]-E-IACFT. Under the terms of the option agreement, Navidea paid Alseres an option fee of $500,000 for the exclusive right to negotiate and execute the definitive documents by June 30, 2012. Navidea can extend the option period from June 30, 2012, to July 31, 2012, for an additional $250,000. If executed, the terms outlined in the option agreement call for contingent late-stage cash milestone payments totaling $2.75 million and up to 1.45 million shares of Navidea stock. In addition, the license terms outlined in the option agreement also call for royalties on net sales of the approved product which are consistent with industry-standard terms.

On January 25, 2012 Navidea issued a press release announcing that it had entered into the option agreement with the Company. A copy of the complete text of Navidea’s January 24, 2012, press release is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alseres Pharmaceuticals, Inc.

Date: January 25, 2011	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Press Release issued by Navidea Biopharmaceuticals, Inc. on January 25, 2012